June 20, 2007
Securities and Exchange Commission
Washington, D.C. 20549
Dear Commissioners:
We have read SEDONA Corporation and Subsidiary’s statements included under Item 4.01 of its Form 8-K/A filed on May 21, 2007, and June 20, 2007, and we agree with such statements concerning our firm.
Very truly yours,
McGladrey & Pullen, LLP is a member firm of RSM International —
an affiliation of separate and independent legal entities.